Exhibit 99.1

ATS Corporation Announces Financial Results for the Second Quarter Ended June 30, 2008 and Bolsters Executive Team

MCLEAN, VA – (BUSINESSWIRE) – August 7, 2008, ATS Corporation (“ATSC” or the “Company”) (OTCBB:ATCT), a leading information technology company that delivers innovative technology solutions to government and commercial organizations, today announced operating results for the second quarter ended June 30, 2008 and the appointment of a Chief Operating Officer.

Second Quarter Results

ATSC reported revenue of $33.8 million for the second quarter of 2008.  Revenue for the second quarter increased by 29.0% over second quarter FY07 revenue of $26.2 million.  Acquisitions in 2007 strongly influenced second quarter revenue growth.  Revenue from commercial contracts increased $0.7 million to $7.2 million, or 11%.  Revenue from government contracts increased $6.1 million to $26.6 million, or 30%.

Operating income for the quarter was $1.0 million and the net income for the quarter was $67,000 or $0.00 per diluted share, compared to operating income of $280,000 and net income of $125,000 for the second quarter of 2007.   EBITDA (1) was $3.1 million for the quarter, resulting in an EBITDA margin of 9.0%.  Net income included $930,000 in amortization of intangibles related to the acquisition of Advanced Technology Systems (“ATS”) by its parent ATSC.   Net income adjusted for the amortization of ATS-related intangibles (2) was $1.0 million or $0.05 per diluted share.

Backlog as of June 30, 2008 was approximately $187.1 million of which $77.1 million was funded.  Days sales outstanding were 86 at the end of the second quarter of fiscal year 2008, excluding approximately $3.6 million in receivables from one of the Company’s largest and typically prompt paying customers who recently changed their contracting procedures, causing a payment delay that was resolved shortly after the close of the quarter.

As of June 30, 2008, ATSC’s balance sheet included debt of $43.8 million on its revolving credit facility and approximately $5.9 million in promissory notes related to the acquisitions of Potomac Management Group, Inc. and Number Six Software, Inc.  Additionally, the balance sheet included $96.8 million in stockholders’ equity.

On April 8, 2008, the Company announced an offer to holders of all 36,380,195 outstanding, publicly-traded warrants, that it would permit the early exercise of the warrants on amended terms, for a limited time.  Under the tender offer, a total of 33,400,020 warrants were exercised.

Six-Month Results

ATSC reported revenue of $68.7 million for the first six months of 2008.  Revenue for the first six months increased by 38% over the first six months of 2007.  Acquisitions in 2007 strongly influenced second quarter revenue growth.  Additionally, the full six months in 2008 of operations is compared to five and one half months in 2007, further contributing to the increase.

Operating income for the first six months of 2008 was $2.1 million and the net income for the first six months was $342,000 or $0.02 per diluted share, compared to operating income of $396,000 and a net loss of $6.6 million for the first six months of 2007.   EBITDA (1) was $6.3 million for the first six months, resulting in an EBITDA margin of 9.1%.  Net income included $1.9 million in amortization

of intangibles related to the acquisition of Advanced Technology Systems (“ATS”) by its parent ATSC.   Net income adjusted for the amortization of ATS-related intangibles (2) was $2.2 million, or $0.11 per diluted share.

Second Quarter Highlights

Second quarter new bookings totaled $15.5 million, including new awards from the U.S. Coast Guard, the National Institutes of Health, and the Federal Bureau of Investigation.   Subsequent to the end of the quarter, the Company was notified of several new awards in its public safety business totaling over $4 million.

ATSC President and Chief Executive Officer Dr. Edward H. Bersoff stated, “We were pleased to continue to maintain our target 9% EBITDA margins for the quarter, particularly in light of the disappointing revenue results.   Our lower than anticipated revenue for the quarter reflects substantial weakness in our commercial contracts.  It is also important to note that our work at Fannie Mae only experienced a slight decline in revenue quarter over quarter despite its very public issues, and we are still expecting that Fannie Mae will be a strong contributor to our revenue in the quarters to come.  Additionally, we have been recently notified of several new awards in our defense and public safety line of work totaling over $4 million, further positioning our defense and homeland security business unit as the sector with the strongest near term growth potential.  One of these awards represents a new area of work for our public safety business in records management which we believe will open a new market opportunity for us to further expand our systems integration capabilities.”

Bersoff continued, “Our primary objective at this point is to concentrate on our new business efforts and a return to an increased backlog.  We do, however, continue to focus on keeping our costs in line with our current revenue run rate and will seek ways to reduce expenses.  For example, our move into a new building this quarter will save us over $1.5 million annually.”

“Finally, we completed our warrant program in May and were pleased to see a reduction of 92% of our outstanding warrants,” concluded Bersoff.

ATSC Senior Vice President and Chief Financial Officer Pamela Little added, “We previously reported integration-related issues with one of our acquisitions that increased our DSO.  While we reported a modest decrease as of June 30, 2008, factoring in the excluded receivables, we have seen significant collections in the month of July and resolved many of those billing issues we were experiencing.  As a result, we have paid our revolving credit facility down to approximately $39.4 million or a decrease of $4.4 million since the end of June.”

Management’s Revised Outlook

Based on current market trends and current ATSC backlog and bid activity, the Company is updating its guidance for 2008.  The Company is now forecasting its revenue for the year to be between $129 and $135 million and EBITDA (1) to be between $11.5 and $13.0 million.   The revised guidance is based on expected continued weakness in our commercial business activities.

Bersoff added, “We will continue to closely monitor the alignment of our expenses with revenue performance to manage our business to achieve our targeted EBITDA margins, and we remain confident that our investment in business development and increased bid activity will generate growth for the Company.”

Chief Operating Officer Appointment

Today, ATSC also announced the appointment of George Troendle as the Chief Operating Officer of the Company effective August 11, 2008.  Mr. Troendle has served on the Company’s

Board of Directors since June of 2007, although he will be resigning from the board in connection with his new officer position.  Mr. Troendle was the founder, Chief Executive Officer and Director of Resource Consultants, Inc. (“RCI”), a broadly diversified technology company specializing in support of government agencies, particularly defense and homeland security.  In 2005, RCI became part of Serco North America, a $500 million division of Serco Group, a $3.5 billion international government services company.  Mr. Troendle became President of Serco North America and served in that role until stepping down in 2006.

Bersoff commented, “We are fortunate to add such a seasoned executive to our senior management team.  George’s prior experience and successful track record building a company in the defense and homeland security markets will bring tremendous value to ATSC, particularly as ATSC is aggressively pursuing avenues to build its backlog.”

Conference Call

ATSC will conduct a second quarter conference call on Thursday, August 7, 2008 at 5:00 p.m. EDT.  The dial-in number for the live teleconference is 866-219-5269, conference ID # 1270225. For international participants, please call into 011-800-4040-2020 and use the same conference ID #.  A recorded replay of the teleconference will also be available on the Company website (www.atsva.com) for one year from the conference call date.

About ATS Corporation

ATSC is a leading provider of software and systems development, systems integration, infrastructure management and outsourcing, information sharing and consulting to the Department of Defense, Federal civilian agencies, public safety and national security customers, as well as commercial enterprises.  Headquartered in McLean, Virginia, the Company has more than 750 employees at 14 locations across the country.

Any statements in this press release about future expectations, plans, and prospects for ATSC, including statements about the estimated value of the contract and work to be performed, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: our dependence on our contracts with federal government agencies for the majority of our revenue, our dependence on our GSA schedule contracts and our position as a prime contractor on government-wide acquisition contracts to grow our business, and other factors discussed in our latest annual report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2008, as amended on March 21, 2008 and April 4, 2008. In addition, the forward-looking statements included in this press release represent our views as of August 7, 2008. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to August 7, 2008.

Additional information about ATSC may be found at www.atsva.com.

Company Contact:

Joann O’Connell

Vice President, Investor Relations

ATS Corporation

(571) 766-2400

Media Contact:

Penny Parker

Corporate Communications Manager

ATS Corporation

(571) 766-2400

(1) EBITDA is a non-GAAP measure that is defined as GAAP net income plus other expense, interest expense, income taxes, and depreciation and amortization.  We have provided EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results.  EBITDA is not a recognized term under U.S. GAAP and does not purport to be an alternative to net income as a measure of operating performance or the cash flows from operating activities as a measure of liquidity.  Please refer to the table at the bottom of the statement of operations in this release that reconciles GAAP net income to EBITDA.

(2) Net income adjusted for the amortization of ATS-related intangibles is a non-GAAP measure that is defined as GAAP net income plus the amortization of intangibles related to the Company’s platform acquisition of Advanced Technology Systems, Inc.  We have provided this adjusted net income and the associated earnings per share because we believe it is a better measure for comparison with our peer group.

ATS Corporation

Consolidated Statements of Operations (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenue	$33,788,772	$26,247,681	$68,662,297	$49,725,401

Operating costs and expenses
Direct costs	22,964,775	18,705,377	45,233,416	35,169,594
Selling, general and administrative expenses	7,764,830	6,179,367	17,214,511	12,155,875
Depreciation and amortization	2,034,302	1,083,404	4,076,910	2,004,040
Total operating costs and expenses	32,763,907	25,968,148	66,524,837	49,329,509

Operating income	1,024,865	279,533	2,137,460	395,892

Other (expense) income
Interest, net	(944,729)	7,537	(1,749,136)	150,988
Loss on warrant liabilities	—	—	—	(6,930,000)
Other income	(4,705)	9,019	66,172	9,754

Income (loss) before income taxes	75,431	296,089	454,496	(6,373,366)

Income tax expense	8,579	171,461	112,615	274,172

Net income (loss)	$66,852	$124,628	$341,881	$(6,647,538)

Weighted average number of shares outstanding
—basic	20,410,516	18,133,828	19,706,731	19,214,534
—diluted	20,465,439	18,440,030	19,734,193	19,214,534

Net income (loss) per share
—basic	$0.00	$0.01	$0.02	$(0.35)
—diluted	$0.00	$0.01	$0.02	$(0.35)

Reconciliation of GAAP Net Income to EBITDA (1)

	Three Months	Six Months
	Ended	Ended
	June 30,	June 30,
	2008	2008
Net Income	$66,852	$341,881
Adjustments

Depreciation and amortization	2,034,302	4,076,910
Interest	944,729	1,749,136
Taxes	8,579	112,615
EBITDA	3,054,462	6,280,542

ATS Corporation

Consolidated Balance Sheets

	June 30,	December 31,
	2008	2007
	(unaudited)	(audited)
ASSETS
Current assets
Cash	$13,774	$1,901,977
Accounts receivable, net	36,258,977	31,191,784
Prepaid expenses	936,597	923,803
Income taxes receivable	873,090	3,493,319
Inventory	123,158	—
Other current assets	4,037	16,663
Deferred income taxes, current	1,135,949	1,335,965

Total current assets	39,345,582	38,863,511

Property and equipment, net	3,996,914	1,501,409
Goodwill	107,630,414	107,600,686
Intangible assets, net	18,104,387	21,446,868
Restricted cash	1,300,488	1,278,489
Other assets	570,620	259,353

Total assets	$170,948,405	$170,950,316

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$2,670,191	$2,820,191
Capital leases – current portion	83,228	96,558
Accounts payable and accrued expenses	8,128,786	8,634,665
Accrued salaries and related taxes	3,033,769	4,425,966
Accrued vacation	2,874,082	2,479,540
Income taxes payable	—	1,926,225
Deferred revenue	1,534,300	2,164,574
Deferred rent – current portion	373,548	80,984

Total current liabilities	18,697,904	22,628,703
Long-term debt – net of current portion	47,056,541	45,604,958
Capital leases – net of current portion	44,697	87,078
Deferred rent – net of current portion	2,938,773	94,069
Other long-term liabilities (at fair value)	816,304	678,678
Deposits	—	45,976
Deferred income taxes	4,594,101	6,475,540

Total liabilities	74,148,320	75,615,002

	June 30,	December 31,
	2008	2007
	(unaudited)	(audited)
Shareholders’ equity:
Preferred stock $.001 par value, 1,000,000 shares authorized, and no shares issued and outstanding	—	—
Common stock $.001 par value, 100,000,000 shares authorized, 30,724,615 and 27,529,010 shares issued, respectively, and 22,381,860 and 19,186,255 shares outstanding, respectively	3,072	2,753
Additional paid-in capital	130,595,982	129,384,746
Treasury stock, at cost, 8,342,755 and 8,342,755 shares held, respectively	(30,272,007)	(30,272,007)
Accumulated deficit	(3,020,527)	(3,362,407)
Accumulated other comprehensive loss (net of tax benefit of $309,869 and $260,907, respectively)	(506,435)	(417,771)

Total shareholders’ equity	96,800,085	95,335,314

Total liabilities and shareholders’ equity	$170,948,405	$170,950,316

ATS Corporation

Consolidated Statement of Cash Flows (unaudited)

	Six months Ended June 30,
	2008	2007
	(unaudited)	(unaudited)
Cash flows from operating activities
Net income (loss)	$341,881	$(6,647,538)
Adjustments to reconcile net income (loss) to net cash (used in) operating activities:
Depreciation and amortization	4,076,910	2,004,040
Stock-based compensation	765,266	709,519
Deferred income taxes	(1,507,705)	(1,816,378)
Deferred rent	(40,990)	—
Gain on disposal of equipment	(16,638)	—
Loss on warrant liabilities	—	6,930,000
Provision for bad debt	92,780	—
Interest on notes payable	—	1,354

Changes in assets and liabilities, net of effects of acquisitions and adjustments related to other comprehensive loss:
Accounts receivable	(5,159,974)	(6,497,779)
Prepaid expenses and other current assets	(12,794)	(496,748)
Restricted cash	(21,999)	(28,706)
Other assets	(608,511)	283,359
Accrued interest payable and receivable	(123,158)	—
Accounts payable and other accrued expenses	(773,013)	(387,770)
Accrued salaries and related taxes	(1,392,197)	(4,473,193)
Accrued vacation	394,542	404,518
Income taxes payable and receivable	879,118	689,421
Other current liabilities	(347,088)	(76,985)
Other long-term liabilities	(45,976)	(234,328)

Net cash used in operating activities	(3,499,546)	(9,637,214)

Cash flows from investing activities
Purchase of property and equipment	(57,574)	(325,836)
Proceeds from disposals of equipment	21,103	—
Acquisitions of businesses – net of cash acquired	(45,779)	(80,393,917)
Sale of U.S. government securities held in trust fund	—	121,024,475
Release of cash held in trust fund	—	1,332

Net cash (used in) provided by investing activities	(82,250)	40,306,054

Cash flows from financing activities
Borrowings on lines of credit	30,451,556	—
Payments on lines of credit	(27,708,307)	—
Payments on notes payable	(1,441,667)	—
Payments on capital leases	(54,279)	(33,231)
Proceeds from stock issued regarding Employee Stock Purchase Plan	211,813	—
Proceeds from exchange of stock for warrants, net of expense	234,477	—
Purchase of stock purchase warrants	—	(350,722)
Payments to repurchase treasury stock	—	(30,272,007)

Net cash provided by (used in) financing activities	1,693,593	(30,655,960)

Net (decrease) increase in cash	(1,888,203)	12,880

Cash, beginning of period	1,901,977	213,395

Cash, end of period	$13,774	$226,275

Supplemental disclosures:
Cash paid or received during the period for:
Income taxes paid	$2,401,682	$569,866
Income tax refunds	1,350,000	—
Interest paid	821,284	5,427
Interest received	34,160	153,349
Non-cash investing and financing activities:
Increase in fixed assets due to build-out allowance	3,178,257	—
Increase in deferred revenue due to build-out allowance	(3,178,257)	—
Issuance of stock related to acquisition of businesses	—	1,200,000
Notes payable issued related to acquisition of businesses	—	86,857